EXHIBIT 23.1

CONSENT OF WARREN AVERETT, LLC
Independent Registered Certified Public Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 27, 2015, with respect to the financial statements of Turbine Truck Engines, Inc. (the "Company") appearing in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Warren Averett, LLC
Warren Averett, LLC
Tampa, Florida
September 8, 2015